Exhibit 99(a)

POWER OF ATTORNEY

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

We, the undersigned, hereby severally constitute and appoint Samuel Ramos, Sarah M. Patterson, Erin Schwerzmann, and Elizabeth Constant, individually, and each of them singly, our true lawful attorneys, with full power to them and each of them to sign for us, and in our names and in any and all capacities, any and all amendments to Registration Statements filed on Form N-4, with respect to Separate Account VA-K of Commonwealth Annuity and Life Insurance Company, supporting variable annuity contracts issued by Commonwealth Annuity and Life Insurance Company under file number 033-39702 (Exec Annuity Plus/Commonwealth Annuity’s Advantage), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and with any other regulatory agency or state authority that may so require, granting unto said attorneys and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or any of them may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney for the purpose herein set forth.

Signature	Title	Date
/s/ Robert Arena, Jr. Robert Arena, Jr.	Director and Co-President, Individual Markets	April 10, 2024